Exhibit 99.1

KIRBY CORPORATION	Contact: Sterling Adlakha
713-435-1101

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD 2014 SECOND QUARTER RESULTS

•	Record 2014 second quarter earnings per share of $1.31 compared with $1.11 in the 2013 second quarter, which included a $0.07 benefit due to the reduction of the United earnout liability

•	2014 third quarter earnings per share guidance range of $1.30 to $1.40 compared with $1.21 earned in the 2013 third quarter, which included an $0.08 benefit due to the reduction of the United earnout liability

•	2014 full year earnings per share guidance increased to $4.90 to $5.10

•	Finalized agreements for the previously announced construction of two new 155,000 barrel coastal articulated tank barge and tugboat units

•	2014 capital expenditures guidance raised to $370 to $380 million

•	Signed agreements for the construction of 30 inland 10,000 barrel tank barges and three inland towboats to be delivered in 2015

Houston, Texas (July 30, 2014) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced record net earnings attributable to Kirby for the second quarter ended June 30, 2014 of $75.0 million, or $1.31 per share, compared with $63.1 million, or $1.11 per share, for the 2013 second quarter.  Consolidated revenues for the 2014 second quarter increased 11% to $628.1 million compared with $563.9 million reported for the 2013 second quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “We were pleased with our second quarter results.  During the second quarter, we experienced continued high utilization and strong demand in our marine transportation markets.  In our land-based diesel engine services market, we saw further signs of improving industry fundamentals and strengthening demand for equipment and services in the oil and gas industry.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2014 second quarter were $456.7 million compared with $423.9 million for the 2013 second quarter. Operating income for the 2014 second quarter was $116.0 million compared with $97.6 million for the 2013 second quarter.

Inland tank barge utilization remained in the 90% to 95% range and pricing continued to improve modestly.  Demand for the marine transportation of petrochemicals, black oil, including crude oil, and refined petroleum products on the inland waterways remained strong.  Overall, operating conditions throughout the inland waterway system were seasonally normal during the quarter.

Coastal tank barge utilization also remained in the 90% to 95% range, consistent with the 2014 first quarter and a modest improvement over last year.  Coastal tank barge utilization levels continue to support higher term and spot contract pricing.

The marine transportation segment’s 2014 second quarter operating margin was 25.4% compared with 23.0% for the second quarter of 2013.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2014 second quarter were $171.3 million compared with $140.0 million for the 2013 second quarter, up 22%.  Operating income for the second quarter of 2014 was $14.3 million compared with operating income of $14.9 million for the 2013 second quarter which included a $6.1 million benefit resulting from the reduction of the fair value of the United contingent earnout liability.

The higher revenues reflected modest improvement in the marine and power generation markets, and a more marked improvement in the land-based diesel engine services market.  The land-based market benefited primarily from an improvement in the sale and service of engines, transmissions and pressure pumping units. Demand for the remanufacturing of pressure pumping units remained relatively steady throughout the quarter.

During the 2014 second quarter, demand in the marine diesel engine services market remained stable, benefiting from major service projects along all three coasts and in the Midwest.  The power generation market benefited from major generator set upgrades and parts sales for both domestic and international power generation customers.

The diesel engine services operating margin was 8.4% for the 2014 second quarter compared with 10.7% for the 2013 second quarter, which included a $6.1 million benefit from the contingent earnout liability reduction.

Cash Generation
Kirby continued to generate strong cash flow during the 2014 first six months with EBITDA of $314.5 million compared with $288.9 million for the 2013 first six months.  During the first six months, capital expenditures were $163.3 million, including $57.5 million for new inland tank barge and towboat construction, $26.9 million for progress payments on the construction of new offshore articulated tank barge and tugboat units (“ATBs”), and $78.9 million primarily for upgrades to the existing inland and coastal fleets, as well as the final costs for the construction of two offshore dry-bulk barge and tugboat units delivered during 2013.  Total debt as of June 30, 2014 was $649.3 million, reflecting a reduction of $99.9 million since December 31, 2013, and Kirby’s debt-to-capitalization ratio was 23.0%.

Outlook
Commenting on the 2014 third quarter and full year market outlook and guidance, Mr. Grzebinski said, “Our earnings guidance for the 2014 third quarter is $1.30 to $1.40 per share compared with $1.21 per share in the 2013 third quarter, which included an $0.08 per share United earnout benefit.  We are raising our full year 2014 guidance to $4.90 to $5.10 per share compared with $4.44 per share for the 2013 year, which included a $0.20 per share United earnout benefit.  Our third quarter guidance assumes normal seasonal operating conditions in both our inland and coastal marine transportation markets.  Utilization in both our inland and coastal fleets is projected to remain in the 90% to 95% range.  For our diesel engine services segment, we expect continued improvement in the land-based market.  The pace of recovery in the land-based market is the primary factor for the difference in the high and low end of our range for earnings guidance.  For the marine and power generation sectors, we anticipate continued stable markets.”

Mr. Grzebinski continued, “We continue to see solid fundamentals in the marine transportation markets and a good long-term outlook.  With respect to our previously announced intentions to construct the two 155,000 barrel coastal units our Board authorized in April 2014, shipyard construction contracts were executed during the quarter.  We estimate the combined cost for both vessels will be approximately $125 to $130 million, with expected deliveries in late 2016 for the first unit and early-to-mid 2017 for the second unit.  We also signed agreements during the quarter for the construction of 30 inland 10,000 barrel tank barges scheduled for delivery in the 2015 first half and three inland towboats to be delivered during the second half of 2015.  Including progress payments for this additional inland and coastal marine equipment, and previously announced increases in our marine transportation construction program, we now expect our 2014 capital spending to be in the $370 to $380 million range.”

The new 2014 capital spending guidance range of $370 to $380 million includes approximately $140 million for the construction of 66 inland tank barges and one inland towboat, all expected to be delivered in 2014.  The guidance range also includes approximately $105 million in progress payments on the construction of two 185,000 barrel ATBs and two 155,000 barrel ATBs.  The balance of $125 to $135 million is primarily for capital upgrades and improvements to existing inland and coastal marine equipment and facilities, diesel engine services facilities and final costs related to the construction of two offshore dry-bulk barge and tugboat units delivered during 2013.

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, July 31, 2014, to discuss the 2014 second quarter performance as well as the outlook for the 2014 third quarter and year.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader’s name is Sterling Adlakha.  The confirmation number is 37674520.  An audio playback will be available at 1:00 p.m. central time on Thursday, July 31, 2014, through 5:00 p.m. central time on Friday, August 29, 2014, by dialing 888-843-7419 for domestic and 630-652-3042 for international callers.  The passcode is 37674520#.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2013 year and quarters are available at Kirby’s website, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services diesel engines, transmissions, pumps, compression products and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based pressure pumping and oilfield service markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2014	2013	2014	2013
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$456,745	$423,868	$892,516	$842,386
Diesel engine services	171,309	140,040	324,784	280,307
	628,054	563,908	1,217,300	1,122,693
Costs and expenses:
Costs of sales and operating expenses	403,460	369,587	786,689	738,861
Selling, general and administrative	52,065	40,938	105,663	85,094
Taxes, other than on income	4,624	4,397	9,204	8,875
Depreciation and amortization	41,407	40,271	82,443	81,267
Gain on disposition of assets	(527)	(537)	(578)	(505)
	501,029	454,656	983,421	913,592
Operating income	127,025	109,252	233,879	209,101
Other income (expense).	123	101	(113)	176
Interest expense	(5,469)	(7,219)	(11,087)	(15,207)
Earnings before taxes on income	121,679	102,134	222,679	194,070
Provision for taxes on income	(45,768)	(38,342)	(83,757)	(72,726)
Net earnings	75,911	63,792	138,922	121,344
Less: Net earnings attributable to noncontrolling interests	(919)	(699)	(1,684)	(1,673)

Net earnings attributable to Kirby	$74,992	$63,093	$137,238	$119,671

Net earnings per share attributable to Kirby common stockholders:
Basic	$1.32	$1.11	$2.41	$2.11
Diluted	$1.31	$1.11	$2.40	$2.10
Common stock outstanding (in thousands):
Basic	56,679	56,339	56,623	56,305
Diluted	56,869	56,529	56,826	56,493

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2014	2013	2014	2013
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$74,992	$63,093	$137,238	$119,671
Interest expense	5,469	7,219	11,087	15,207
Provision for taxes on income	45,768	38,342	83,757	72,726
Depreciation and amortization	41,407	40,271	82,443	81,267
	$167,636	$148,925	$314,525	$288,871

Capital expenditures	$101,042	$97,018	$163,299	$168,175

	June 30,
	2014	2013
	(unaudited, $ in thousands)
Long-term debt, including current portion	$649,300	$1,021,240
Total equity	$2,174,114	$1,836,160
Debt to capitalization ratio	23.0%	35.7%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2014	2013	2014	2013
	(unaudited, $ in thousands)

Marine transportation revenues	$456,745	$423,868	$892,516	$842,386

Costs and expenses:
Costs of sales and operating expenses	269,232	259,332	533,658	518,561
Selling, general and administrative	29,778	26,439	62,205	55,415
Taxes, other than on income	4,127	3,928	8,208	7,838
Depreciation and amortization	37,640	36,606	74,926	73,756
	340,777	326,305	678,997	655,570

Operating income	$115,968	$97,563	$213,519	$186,816

Operating margins	25.4%	23.0%	23.9%	22.2%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2014	2013	2014	2013
	(unaudited, $ in thousands)

Diesel engine services revenues	$171,309	$140,040	$324,784	$280,307

Costs and expenses:
Costs of sales and operating expenses	134,228	110,255	253,031	220,300
Selling, general and administrative	19,469	11,669	38,044	24,434
Taxes, other than income	488	457	972	1,009
Depreciation and amortization	2,787	2,727	5,628	5,610
	156,972	125,108	297,675	251,353

Operating income	$14,337	$14,932	$27,109	$28,954

Operating margins	8.4%	10.7%	8.3%	10.3%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2014	2013	2014	2013
	(unaudited, $ in thousands)

General corporate expenses	$3,807	$3,780	$7,327	$7,174

Gain on disposition of assets	$527	$537	$578	$505

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2014	2013	2014	2013

Inland Performance Measurements:
Ton Miles (in millions) (2)	3,358	2,969	6,348	5,981
Revenue/Ton Mile (cents/tm) (3)	8.8	9.7	9.2	9.5
Towboats operated (average) (4)	252	262	254	259
Delay Days (5)	2,117	2,520	5,014	4,569
Average cost per gallon of fuel consumed	$3.18	$3.22	$3.15	$3.24

Barges (active):
Inland tank barges			874	863
Coastal tank barges			71	79
Offshore dry-cargo barges			7	8
Barrel capacities (in millions):
Inland tank barges			17.3	17.3
Coastal tank barges			6.0	6.2

(1)	Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)	Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(3)	Inland marine transportation revenues divided by ton miles. Example: Second quarter 2014 inland marine transportation revenues of $296,574,000 divided by 3,358,000,000 inland marine transportation ton miles = 8.8 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)	Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.